FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2010 SECOND QUARTER RESULTS

HOUSTON, TX – August 9, 2010 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the second quarter and six months ended June 30, 2010.  Sterling has consolidated the results of operations of its latest acquisition, Utah-based Ralph L. Wadsworth Construction Company, LLC (“RLW”), since December 3, 2009, the effective date of the acquisition.

$ in millions (except per share data)	3 Months ended 06-30-10	Over/ (Under) 6-30-09	% Change	6 Months ended 06-30-10	Over/ (Under) 6-30-09	% Change
Revenues	$116.9	$(3.5)	(2.9)%	$203.0	$(12.2)	(5.7)%
Gross profit	$12.7	$(5.9)	(31.6)%	$21.0	$(9.4)	(31.0)%
Gross margin	10.9%	(4.5)%	(29.2)%	10.3%	(3.8)%	(27.0)%
Operating income	$7.4	$(7.2)	(49.4)%	$10.2	$(13.1)	(56.2)%
Net income attributable to common stockholders	$4.7	$(4.6)	(49.7)%	$6.2	$(8.6)	(58.1)%
Diluted net income per share attributable to common Stockholders *	$0.28	$(0.40)	(58.8)%	$0.38	$(0.70)	(64.8)%

*Based on 16.5 million weighted-average diluted shares outstanding for the three and six months ended June 30, 2010 which include 2.76 million shares of common stock sold in mid-December 2009; diluted net income per share for the three and six months ended June 30, 2009 are based upon 13.7 million weighted-average diluted shares outstanding.

Commenting on the results, James H. Allen, Jr., Sterling’s Senior Vice President and Chief Financial Officer said, “Since June 30, 2009, in response to the lower backlog levels, we have reduced the size of our workforce and idled some of our equipment in Texas and Nevada.  As a result, production levels in the first half of 2010 were lower than 2009 in those states leading to lower levels of revenue earned in those states.  The revenue shortfall in Texas and Nevada was partially offset by revenues from our Utah operations acquired in December 2009.”

Mr. Allen continued, “Our gross profit decreased in the second quarter and for the six months ended June 30, 2010, for reasons related to the decline in revenues.  As a result of the decline in business activity, we have idled a portion of our equipment fleet, which resulted in under absorption of the depreciation and other expenses related to such equipment.  The under absorption is included in cost of revenues and amounted to a reduction in gross profit of approximately $1.0 million and $2.3 million for the second quarter and six months ended June 30, 2010.”

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Sterling Construction News Release                                                                                                                                          Page 2
August 9, 2010

Continuing, Mr. Allen added “General and administrative (“G&A”) expenses increased by $1.4 million and $3.7 million for the 2010 second quarter and first half, respectively,  and represented 4.5% and 5.3% of consolidated revenues for those periods, respectively, compared to 3.2% and 3.3% for the comparable periods in 2009.  The higher G&A expense for the 2010 periods was primarily due to the inclusion of our recently acquired Utah operations in our consolidated financial statements.  Our G&A should remain relatively stable in absolute terms over the next 12 to 18 months except for increases caused by taking advantage of opportunities to hire additional talented project and other managers, who become available because of market conditions and who are necessary to assure our future growth. G&A expenses do not vary directly with the volume of work performed on contracts.”

Joseph P. Harper, Sr., Sterling’s President and Chief Operating Officer added, “Business conditions in the heavy civil construction industry remain very challenging.  There is still a lack of visibility with respect to Federal and state funding for highways and bridges. Also, property and other local taxes, which are major sources of funding for municipal infrastructure projects, have decreased due to depressed housing prices and the surge in foreclosures due to the recession.  Against this backdrop, competition has intensified.  Many competitors in our transportation and water infrastructure markets appear to be bidding at margins below our break even.  Additionally, residential and commercial construction development contractors have come into our smaller public sector transportation and water infrastructure markets, exacerbating the competitive environment. While we have been bidding more aggressively over the past year, we have not been bidding at loss margins.”

Mr. Harper added, “As noted when we announced first quarter results in May, we believe that the Federal HIRE Act which extended funding for highway and bridges through December 31, 2010 at SAFETEA-LU levels is a step in the right direction in restoring visibility to Federal funding.   However, the states are still awaiting a bill with adequate long-term funding to jumpstart large, two to four-year state highway and bridge contracts.  We are, however, unable to predict when or on what terms the Federal government might ultimately enact multi-year legislation similar to SAFETEA-LU.”

Continuing, Mr. Harper said, “We are committed to remaining financially strong, profitable and prepared to resume top and bottom line growth once transportation and water infrastructure funding and the competitive environment become more normalized.  Until then, we will continue to keep a close watch over capital expenditures and costs.  Expenditures for equipment and office and shop facilities totaled $3.6 million in the first half of 2010, slightly lower than the $3.9 million in the first half of last year.  We closed the second quarter with working capital of approximately $110.3 million, including cash, cash equivalents and short-term investments of $97.0 million.  Having paid down approximately $15.0 million of outstanding borrowings through the first half of 2010, we have approximately $48.3 million of capacity available under our $75 million credit facility.”

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer pointed out, “During the second quarter, we added $58 million in new contract awards, bringing new awards to $112 million for the first half of 2010, which brings our backlog to $557 million as of June 30, 2010.  Subsequent to June 30, 2010, through today, we have been the apparent low bidder on $65 million of additional contracts.”

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Sterling Construction News Release                                                                                                                                          Page 3
August 9, 2010

Mr. Manning added, “Based upon results to date, our current backlog and the lower anticipated margin bid on some projects that we have recently been awarded and have started or expect to start in 2010, we continue to expect that full-year 2010 profitability will fall substantially below that of 2009.  However, we believe that our markets will return to levels more consistent with historical levels, and believe our Company is in sound financial condition and has the resources and management experience to weather current market conditions and to compete successfully for projects as they become available at acceptable profit margin levels.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 11:00 am EDT/ 10:00 am CDT today, Monday, August 9, 2010.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, Joseph P. Harper, Sr., President and Chief Operating Officer, and James H. Allen, Jr., Senior Vice President and Chief Financial Officer.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2010 Second Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission today, August 9, 2010.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres.  & COO                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction News Release                                                                                                                                          Page 4
August 9, 2010

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues	$116,865	$120,375	$203,022	$215,241
Cost of revenues	104,162	101,796	182,066	184,851
Gross profit	12,703	18,579	20,956	30,390
General and administrative expenses	(5,241)	(3,814)	(10,708)	(7,028)
Other income (expense)	(83)	(190)	(52)	(101)
Operating income	7,379	14,575	10,196	23,261
Gain on sale of securities	547	143	964	141
Interest income	483	118	685	277
Interest expense	(297)	(45)	(594)	(104)
Income before income taxes andearnings attributable to the non-controlling interests	8,112	14,971	11,251	23,575
Income tax expense	(2,263)	(5,021)	(3,121)	(7,939)
Net income	5,849	9,770	8,130	15,636
Less: Net income attributable to the non-controlling interests of subsidiaries andjoint ventures	(1,182)	(485)	(1,911)	(786)
Net income attributable to Sterlingcommon stockholders	$4,667	$9,285	$6,219	$14,850

Net income per share attributable to Sterling commonstockholders:
Basic	$0.29	$0.70	$0.39	$1.12
Diluted	$0.28	$0.68	$0.38	$1.08

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,119,234	13,223,165	16,106,786	13,205,812
Diluted	16,542,667	13,730,182	16,540,081	13,721,776

Sterling Construction News Release                                                                                                                                          Page 5
August 9, 2010
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$36,823	$54,406
Short-term investments	60,204	39,319
Contracts receivable, including retainage	72,753	80,283
Costs and estimated earnings in excess of billings on uncompleted contracts	6,658	5,973
Inventories	1,292	1,229
Deferred tax asset, net	80	127
Receivables from and equity in construction joint ventures	4,607	2,341
Deposits and other current assets	5,672	5,510
Total current assets	188,089	189,188
Property and equipment, net	75,345	80,282
Goodwill	114,745	114,745
Other assets, net	1,605	1,526
Total assets	$379,784	$385,741
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,554	$32,619
Billings in excess of costs and estimated earnings on uncompleted contracts	31,146	31,132
Current maturities of long-term obligations	73	73
Income taxes payable	638	351
Other accrued expenses	11,343	11,135
Total current liabilities	77,754	75,310
Long-term liabilities:
Long-term debt, net of current maturities	25,373	40,409
Deferred tax liability, net	15,874	15,369
Total long-term liabilities	41,247	55,778

Commitments and contingencies
Non-controlling owners' interests in subsidiaries and joint ventures	24,006	23,887

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 16,145,288 and 16,081,878 shares issued and outstanding	161	160
Additional paid-in capital	198,335	197,898
Retained earnings	38,685	32,466
Accumulated other comprehensive income (loss)	(404)	242
Total Sterling common stockholders’ equity	236,777	230,766
Total liabilities and stockholders’ equity	$379,784	$385,741